Exhibit 21.1
SUBSIDIARIES OF WHEELS UP EXPERIENCE INC.

Name of Subsidiary	Jurisdiction of Organization
Wheels Up Partners Holdings LLC	Delaware
Wheels Up Partners LLC	Delaware
Wheels Up Private Jets LLC	Kentucky
Mountain Aviation LLC	Colorado
Gama Aviation LLC	Delaware
Sterling Aviation LLC	Wisconsin
TWC Aviation Services, LLC	California
TWC Aviation, LLC	California
Travel Management Company, LLC	Indiana
Avianis Systems, LLC	Delaware
WU Leasing I LLC	Delaware
WUL I Trust	Utah
WU Leasing II LLC	Delaware
WUL II Trust	Utah
Wheels Up Blocker Sub LLC	Delaware
Wheels Up MIP LLC	Delaware
Wheels Up MIP RI LLC	Delaware
TMC Up Holdings LLC	Delaware
Travel Management Company Intermediate Holdings, LLC	Delaware
Travel Management Company Intermediate Holdings II, LLC	Delaware
Travel Management Company Holdings, LLC	Delaware
Aircraft Holding Company One, LLC	Indiana
Aircraft Charter Company Two, LLC	Indiana
Aircraft Charter Company Three, LLC	Indiana